Exhibit 10.19

February 9, 2008

PERSONAL & CONFIDENTIAL

Tate Preston
15010 Tammer Lane
Wayzata, MN  55391

Dear Tate:

I am pleased to extend this offer of employment to you to serve as the VP, Sales & Marketing of Sterling Gold Corp, which is in the process of changing its name to iDcentrix, Inc. (“IDCX” or the “Company”).  Your start date is to be on or about Feb 11th, 2008. Your initial job duties shall be as set forth on Attachment A. (Please note that this offer is contingent upon approval by IDCX’s Board of Directors.)

While an employee of IDCX, you will be paid a base salary at the annual rate of $140,000 in accordance with the payroll practices of IDCX. You also will be eligible to receive annual incentive compensation targeted at $60,000 for each year thereafter if you remain employed by IDCX. The incentive compensation will be paid in quarterly installments, within 30 days following the end of each quarter, and with the amount payable to be determined by the Board of Directors based upon attainment of performance targets to be established by the CEO, following discussion with you, prior to each quarter.  Notwithstanding the foregoing, the quarterly objectives and target amount with respect to the first quarter of 2008 are described in Attachment A. You must be employed on the date the incentive compensation is payable in order to receive the compensation.

In addition, Management will recommend to the Board of Directors that you be granted options to purchase 100,000 shares of the Company’s common stock under the Company’s 2007 Equity Participation Plan vesting in four equal installments: six, twelve, eighteen and twenty-four months following the date of grant by the Board. All of the terms of the options will be determined by the Board in accordance with the terms of the Plan at the time of the Grant and will be set forth in an Option Agreement to be delivered following approval by the Compensation Committee of the Board.

You will be eligible to receive two (2) weeks of vacation for 2008, prorated for calendar 2008 and three (3) weeks for 2009. You will also be entitled to five (5) sick days per calendar year, prorated for calendar year 2008, to be used in accordance with the policy of the Company, as in effect from time to time.

Provided you satisfy standard eligibility criteria, you will be eligible to participate in the 401(k), health, disability and other similar benefit plans the Company makes available to its employees from time to time.  IDCX plans to offer employees and their spouses and/or families health insurance benefits (medical & dental), for which IDCX intends to pay 75% of the premium costs, subject to adjustment at the discretion of IDCX. Until such time as health coverage is available to you through IDCX, IDCX will reimburse you for 75% of the cost of your COBRA coverage, if any, to a maximum of $418.19 per month, while you are actively employed by IDCX.

I would appreciate your considering our offer and advising me of your decision by no later than February 10, 2008. This offer is contingent upon your providing IDCX sufficient proof of your authorization to work in the United States. On your first day of work please provide documents sufficient to complete the required U.S. Citizenship and Immigration Services I-9 form.

You should be aware that IDCX employees are not permitted to make any unauthorized use of documents or other information in their employment with IDCX which could properly be considered or construed to be confidential or proprietary information of another individual or company. Likewise, IDCX employees may not bring with them any confidential documents or other forms of tangible confidential information onto the premises of IDCX relating to their prior employer(s)’ business.

This letter will also confirm, and by signing below you represent, that (a) you have furnished to IDCX a copy of any existing employment agreements you may have with any prior employer(s), and (b) you are subject to no contractual or other restriction or obligation which is inconsistent with your accepting this offer of employment and performing your duties.

This offer also is contingent upon the successful completion of reference checks and full background checks. IDCX reserves the right to check the full employment background of all candidates, beyond candidate-provided references, both with other individuals in the community and former employers and employees. Should these background checks not be completed to IDCX’s satisfaction, particularly with respect to qualifications, work patterns, team dynamics or performance, IDCX reserves the right to rescind any verbal or written offers of employment. In addition, this offer is contingent upon your signing the following documents, which shall, together with this offer letter, be the definitive agreements with respect to your employment by IDCX (collectively, the “Employment Documents”):

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Proprietary Information and Inventions Agreement: This document refers to the non-disclosure of confidential information, ownership of inventions and a non-compete agreement. The Company requires all employees to sign this document prior to employment.

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Employee Handbook: This handbook discloses the general IDCX employment policies. To the extent there are any inconsistencies between the Employee Handbook and this offer letter, the terms in this offer letter shall govern. Nothing herein shall limit IDCX’s ability to change the employee handbook at any time in its sole discretion.

•
Employment Eligibility Verification Form (Form 1-9): We are required by the Immigration Reform and Control Act of 1986 to have this form completed and on file for all Company employees. The I-9 form will be included in your new hire packet to be given to you at the start of your employment. Please bring the appropriate eligibility documents mentioned in the I-9 with you on your start date.

Your employment with IDCX will be governed by the company’s policies and procedures which may change from time to time. By accepting this offer of employment you are agreeing that you will abide by and remain familiar with IDCX’s various policies and procedures that will be applicable to you.

While we certainly hope that your employment with IDCX will be long and mutually rewarding, this offer is not a guarantee of employment for a specific period of time. You should understand that you are an employee at-will, which means that either you or IDCX may terminate your employment for any reason, at any time, with or without notice. Please understand that no supervisor, manager or representative of IDCX other than the Chief Executive Officer has the authority to enter into any agreement with you for employment for any specified period of time or to make any promises or commitments contrary to the forgoing. Further, any employment agreement entered into by the Chief Executive Officer shall not be enforceable unless it is in a formal written agreement and signed by you and one of these designated company representatives. Notwithstanding the above, in the event you are terminated without cause, you will receive three (3) months’ base pay at your then-current base salary rate, less required withholdings, provided that you execute a release document in form and substance acceptable to IDCX in its sole discretion. For this purpose, “cause” shall mean: (a) your neglect or willful misconduct which is or is reasonably expected to be injurious to the Company or its customers or vendors; (b) a breach by you of your obligations owed to the Company pursuant to this offer letter, the Proprietary Information and Inventions Agreement, the employee handbook or applicable law; (c) your willful or continuing refusal or failure to substantially perform your duties or responsibilities for or owed to the Company; or (d) your conviction of or plea of guilty or no contest by you to a felony or a crime of moral turpitude. This offer, together with the Proprietary Information and Inventions Agreement and the Employee Handbook, which are provided to you together with this letter, constitute the entire understanding, and contains a complete statement of all the agreements, between you and IDCX and supersedes all prior and contemporaneous verbal or written agreements, understandings or communications. The terms of this offer letter and your employment shall be governed by the laws of the State of Minnesota.

Thank you for your interest in employment with IDCX. We look forward to hearing from you soon. Meanwhile, if you have any questions regarding our offer or IDCX more generally, please contact me.

Very truly yours

/s/ Francine Dubois
Chief Executive Officer

Accepted and Agreed:

/s/ Tate Preston

Date: 2/10/08

Attachment A

Responsibilities:

•	Develop and implement a global sales strategy to achieve the company’s revenue and profit objectives.
•	Build the global sales force needed to meet company objectives
•
Lead the development of long and short term marketing strategies on a global basis across all company products. Develop and execute marketing plans which will help grow volume, share, and profit. The goal is to build brand equity and awareness.

•	Provide tools for the sales force which support the brand and market positioning.
•	Analyze market conditions, competitive developments and emerging trends to identify future business development opportunities.
•	Prepare and report sales volume and revenue forecasts, and trend analysis and action plans that support achieving revenue goals.
•	Foster business partnerships with key integrators, distributors, agents, and professional industry associations.
•	Significant travel anticipated to meet iDcentrix objectives.
•	Other management duties may be assigned by iDcentrix as and if needed

Incentive Compensation:

$60,000 paid quarterly as follows:

•	Q1-$10K
°	Identify detailed project plans in targeted region (LatAm), including likely bid timing, current vendors, current key IT/agency relationships.
°	Hire and train Latin America Sales Manager
°	Present technology to at least 2 government agencies
•	Q2, Q3, Q4 - $15K each with objectives to be established by the CEO at the beginning of each quarter